Contact:

Richard Garr, President	301.366.4960

Ina McGuinness, ICR	310.954.1100

For Immediate Release

Neuralstem, Inc. Provides
2008 Financial Results and Business Update

ROCKVILLE, Maryland, March 31, 2009 –Neuralstem, Inc. (NYSEAmex: CUR) today provided a financial and business update for the year ended December 31, 2008.

Neuralstem CEO and President, Richard Garr, stated, “2008 was of course a challenging year, and yet also an extremely productive year for Neuralstem. We have marked a number of milestones and taken strategic steps that have furthered  progress toward our goal of commercializing Neuralstem’s human neural stem cells for the treatment of neurodegenerative diseases including ALS, Traumatic Spinal Cord Injury and Huntington’s disease.

 “The many years of cutting edge development and progress at Neuralstem culminated in our filing in December 2008 an Investigational New Drug Application (IND) with the U.S. Food & Drug Administration to begin a clinical trial to treat ALS in the U.S.  We are now working closely with the FDA to respond to their requests for additional information and for various modifications to the protocol and eligibility criteria for patients in the trial, and are confident that we will come to agreement with the FDA on all issues so that this important trial can move forward expeditiously.

Results of Operations for the Year Ended December 31, 2008:

•	There were no revenues in 2008, compared with revenues of $306,057 in 2007, which consisted of $275,057 in grant reimbursements and $31,000 in sales of tissue products.

•	Net loss for 2008 was $11,830,798, or $0.37 per share, compared with a net loss of $7,063,272, or $0.24 per share, for 2007.

•	Cash, cash equivalents and short term investments at December 31, 2008, totaled $4,903,279, compared with $7,403,737 at December 31, 2007.

•
Research and development expenses for 2008 and 2007 were $6,513,349 and $3,440,129, respectively. The increase in expenses in 2008 consisted mainly of non-cash stock based compensation of $3.0 million in 2008 compared to $1.1 million in 2007 and costs related to creating pre clinical data for our FDA clinical trial application.

•
General and administrative expenses for 2008 and 2007 were $5,252,863 and $3,201,443, respectively. The 2008 expenses were higher primarily as a result of non-cash stock based compensation expense of $1.6 million in 2008 compared to $0.4 million in 2007. Professional fees increased as the Company prepared for its current year Sarbanes-Oxley compliance and increased its legal efforts with respect to the ongoing litigation over its intellectual property.

•
Non-operating income for 2008 was $1,175, compared with $193,451 in 2007.  The largest factors influencing the reduction in 2008 were somewhat lower cash balances, a sharp drop  in short term interest rates and a warrant modification expense.

Business Highlights for 2008 and the Subsequent Weeks:

•
Submitted an IND to the FDA to treat patients suffering from ALS, through spinal injections of its stem cells via its patented human neural stem cell technology. Since then, and as previously reported, the FDA has asked for additional information and various modifications to the protocol and eligibility criteria for patients in the trial. Neuralstem’s proposed trial primarily is designed to test the safety and feasibility of Neuralstem’s stem cells and its method of delivering the cells to the spinal cord of ALS patients.  Secondary endpoints also have been proposed that the Company hopes will be able to measure a slowing down of the degenerative process.

•
The Company’s stem cells were shown to integrate into the nervous system of rats manifesting ALS-like symptoms via an animal model of ALS, supporting the thesis that Neuralstem’s cells will be readily accepted and integrated into a human nervous system, which is the basis for ‘replacement therapy’ for treating ALS or a spinal cord injury. The results of the study, which have never before been demonstrated, were published in the current online edition of the Journal of Comparative Neurology.

•
Reflecting the Company’s commitment to commercializing its cell therapies in China for treating spinal cord injury, James Sasser, former U.S. Senator and Ambassador to the People's Republic of China, joined Neuralstem’s Advisory Board as senior advisor on China.

•
Received official Notice of Allowance from the U.S. Patent and Trade Office for a patent application for Stable Neural Stem Cell Lines.  This patent will cover the technology to immortalize any human neural stem cell and will allow the Company to grow practically unlimited cells with the necessary assurance that the cell lines are fully controlled and remain consistent trial over trial and year after year. For the first time ever, it will also enable systematic drug screening against many different kinds of normal human brain cells for new CNS drugs, and stem cell-mediated protein delivery for neurologic diseases.

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Entered into collaboration with the China Medical University & Hospital of Taiwan, to advance development of Neuralstem's human spinal cord neural stem cell therapies. The collaboration will focus on ALS with Dr. Shinn-Zong Lin, MD, PhD as principle investigator.

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Entered into collaboration with Professor Guido Nikkah Ph.D, of Albert-Ludwigs University in Freiburg, Germany, to advance development of Neuralstem's human neural stem cell therapies focused on Huntington's disease, which the Company believes is the most advanced therapy of its kind in Western Europe.

•
Announced the in-licensing of three inventions from Cleveland Clinic that support the company’s goal of delivering the cells directly into the spinal cord in a manner that enhances the safety and efficacy of the treatments. The Company’s acquisition of this technology is an example of a true product focus as it affords solutions for optimizing Neuralstem’s discoveries and delivering them to the clinic and delivering treatment to patients.

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Announced that Dr. Thomas Hazel rejoined the company as Executive Vice President, Research focusing on managing the company's upcoming clinical trial for ALS, and completing development of Neuralstem's small molecule neurogenesis compound that is targeted to treat depression.

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Was granted a European patent, covering the "Isolation, Propagation and Directed Differentiation of Stem Cells from Embryonic and Adult Central Nervous System of Mammals." The European patent has been validated in several European countries including France, Germany, Ireland, Spain, Sweden, Switzerland and the United Kingdom.

“In many aspects, 2009 has begun with a most challenging business environment. However we still expect that 2009 will be a pivotal year for the Company.  We expect to start the World’s first stem cell trial for ALS in the United States, and also to start clinical trials for ALS and Traumatic Spinal cord injury in Asia. The Company is committed to a global roll out of its cell therapy products.   Our current network of commercial and medical partners now covers South Korea, Malasia, Vietnam, Thailand and Singapore.  We expect to expand that list in 2009 to include China, and India, as well as parts of Latin America and Europe as we continue to build out a global network capable of the regulatory development and commericalization of our cell therapies.

About Neuralstem, Inc.

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and ALS. Neuralstem’s IND is under review with the FDA for ALS.  ALS is a progressive, fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.  Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008.

Neuralstem, Inc.

Balance Sheets

	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,903,279	$7,403,737
Prepaid expenses	136,287	130,719

Total current assets	5,039,566	7,534,456

Property and equipment, net	163,930	136,920
Other assets	52,972	43,271
Intangible Assets, net	212,265	111,406

Total assets	$5,468,733	$7,826,053

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,265,488	$1,016,699

LONG-TERM LIABILITIES	-
Total liabilities	1,265,488	1,016,699

STOCKHOLDERS' EQUITY

Common stock, $0.01 par value, 150 million shares authorized, 33,751,300 and 31,410,566 shares outstanding in 2008 and 2007	337,513	314,106
Additional paid-in capital	61,352,527	52,151,245

Accumulated deficit	(57,486,795)	(45,655,997)
Total stockholders' equity	4,203,245	6,809,354

Total liabilities and stockholders' equity	$5,468,733	$7,826,053

Neuralstem, Inc.

Statements of Operations

	Years Ended December 31,
	2008	2007

Revenues	$--	$306,057

Operating expenses:
Research and development	6,513,349	3,440,129
General, selling and administrative expenses	5,252,863	3,201,443
Depreciation and amortization	65,761	32,057
	11,831,973	6,673,629
Operating loss	(11,831,973)	(6,367,572)

Nonoperating income (expense):
Interest Income	39,806	194,753
Interest expense	--	(1,302)
Warrant modification expense	(38,631)	--
Non-Operating income	1,175	193,451

Net loss	(11,830,798)	(6,174,121)

Deemed Dividend – Repriced Warrants	--	(889,151)

Net loss attributable to common shareholders	$(11,830,798)	$(7,063,272)

Net loss per share, basic and diluted	$(0.37)	$(0.24)

Average number of shares of common stock outstanding	32,114,365	29,012,858